Exhibit 99.1

Hillenbrand Reports Second Quarter Revenue of $405 Million

•	Revenue increased 2%; growth of 9% offset by 7% currency impact

•	Process Equipment Group revenue increased 1% to $241 million, and EBITDA margin improved 350 basis points year-over-year

•	Batesville revenue grew 4% to $164 million

•	Diluted EPS decreased 6% to $0.48. Adjusted diluted earnings per share of $0.49 increased 17% over prior year result normalized for non-recurring items

BATESVILLE, Indiana, May 11, 2015 -- /PRNewswire/ -- Hillenbrand, Inc. (NYSE: HI) today reported financial results for the second quarter ended March 31, 2015. Revenue increased 2% to $405 million, or 9% growth on a constant currency basis. The Process Equipment Group delivered revenue that was up 1% (12% constant currency). Order backlog declined 12% from the first quarter to $520 million as lower order intake in the second quarter reflected a more difficult economic climate in certain markets. In comparison to the prior year, backlog was down 27%, or 17% on a constant currency basis. Batesville revenue increased 4% (5% constant currency) to $164 million. Volume in the North American burial market was higher, driven in large part by the severe flu season.

When the prior year results are normalized to exclude $11 million of non-recurring items, adjusted diluted EPS increased $0.07, or 17%, and adjusted EBITDA increased 12% with 140 basis points of margin improvement. This normalized adjusted EBITDA growth was driven by the Process Equipment Group, as the segment continued its trend of profitability improvement with adjusted EBITDA margin expansion of 350 basis points. Compared to the prior year as reported, net income of $30.7 million ($0.48 per diluted share) for the quarter was lower by $2.3 million, or 7%. Adjusted net income decreased 10% to $31.1 million ($0.49 per diluted share), and adjusted EBITDA decreased 5% to $65.5 million. Operating cash flow of $10 million was down $72 million from the prior year but rebounded from the $42 million cash outflow experienced in the first quarter, driven by strong bottom line performance and improvements to working capital.

“We are pleased with our second quarter results as operating performance was strong across the company. Both the Process Equipment Group and Batesville were able to grow the top line despite significant headwinds from unfavorable currency translation. We continue to execute on our initiatives to improve profitability, and that was evident in another quarter with expanded EBITDA margins in the Process Equipment Group. Operating cash flow turned around in the second quarter as we had anticipated, and we expect to see continued improvement through the second half of the year,” said Joe A. Raver, president and chief executive officer of Hillenbrand.

“While it is difficult to predict the timing for large projects, we are optimistic about our future pipeline. We communicate regularly with our customers and expect to see momentum begin to pick up in the second half of the year.”

Guidance
Hillenbrand affirmed guidance with estimated full-year constant currency revenue growth of 2-4%. Given current foreign exchange rates, management expects a more significant currency translation impact than initially forecasted; however, improved operational performance is expected to partially offset that change. Adjusted diluted EPS for 2015 is projected to range from $2.05 to $2.15.

Conference Call Information
Date/Time:             8:00 a.m. EDT, Tuesday, May 12, 2015
Dial-In for U.S. and Canada:     1-877-201-0168
Dial-In for International:     +1-647-788-4901
Conference call ID number:     9488261
Webcast link:             http://ir.hillenbrand.com (archived through Friday, June 12, 2015)

Replay - Conference Call
Date/Time:            Available until midnight EDT, Tuesday, May 26, 2015
Dial-In for U.S. and Canada:    1-855-859-2056
Dial-In for International:    +1-404-537-3406
Conference call ID number:    9488261

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the Company’s website (www.Hillenbrand.com).
In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisitions and integration, restructuring, and litigation. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. Finally, Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). As previously discussed, a part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Business System to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Another important non-GAAP operational measure used is backlog. Backlog is not a term recognized under GAAP; however, it is a common measurement used in the Process Equipment Group’s industry. Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group. Backlog includes expected revenue from large systems, equipment, and to a lesser extent, replacement parts, components, and service. The length of time that projects remain in backlog can span from days for replacement parts and service to approximately 18 months for larger system sales. Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that it is reasonably expected to be realized. For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included. A small number of these subsidiaries are not 100% owned by Hillenbrand, although the aggregate un-owned portion of these subsidiaries is immaterial to Hillenbrand as a whole.

Future revenue for the Process Equipment Group is influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog is also affected by foreign exchange fluctuations for orders denominated in currencies other than United States dollars.

Net revenue is analyzed on a constant currency basis to better measure the comparability of results between periods. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. There is no GAAP financial measure comparable to backlog; therefore, a quantitative reconciliation of backlog is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands and robust cash generation capabilities.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Net revenue	$404.6	$396.8	$806.1	$781.7
Cost of goods sold	256.0	254.0	519.1	507.9
Gross profit	148.6	142.8	287.0	273.8
Operating expenses	91.7	99.9	182.9	193.9
Operating profit	56.9	42.9	104.1	79.9
Interest expense	6.4	5.6	12.1	11.9
Other income (expense), net	(5.0)	9.7	(5.0)	9.6
Income before income taxes	45.5	47.0	87.0	77.6
Income tax expense	14.3	13.7	26.1	22.7
Consolidated net income	31.2	33.3	60.9	54.9
Less: Net income attributable to noncontrolling interests	0.5	0.3	0.7	1.6
Net income(1)	$30.7	$33.0	$60.2	$53.3

Net income(1) — per share of common stock:
Basic earnings per share	$0.49	$0.52	$0.95	$0.84
Diluted earnings per share	$0.48	$0.51	$0.94	$0.83
Weighted average shares outstanding (basic)	63.3	63.3	63.2	63.2
Weighted average shares outstanding (diluted)	63.9	63.9	63.8	63.9

Cash dividends per share	$0.2000	$0.1975	$0.4000	$0.3950

(1) Net income attributable to Hillenbrand

See Condensed Notes to Consolidated Financial Statements

Condensed Consolidated Statements of Cash Flow
(in millions)

	Six Months Ended March 31,
	2015	2014
Net cash provided by operating activities	$10.2	$82.2
Net cash used in investing activities	(12.5)	(4.1)
Net cash used in financing activities	(12.3)	(68.5)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(1.3)
Net cash flows	(15.0)	8.3

Cash and cash equivalents:
At beginning of period	58.0	42.7
At end of period	$43.0	$51.0

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended March 31,
	2015				2014
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$256.0	$(0.1)	(a)	$255.9	$254.0	$0.2	(d)	$254.2
Operating expenses	91.7	(0.5)	(b)	91.2	99.9	(2.3)	(e)	97.6
Income tax expense	14.3	0.2	(c)	14.5	13.7	0.7	(c)	14.4
Net income(1)	30.7	0.4		31.1	33.0	1.4		34.4
Diluted EPS	0.48	0.01		0.49	0.51	0.03		0.54

Ratios:
Gross margin	36.7%	0.1%		36.8%	36.0%	(0.1)%		35.9%
Operating expenses as a % of revenue	22.7%	(0.2)%		22.5%	25.2%	(0.6)%		24.6%

	Six Months Ended March 31,
	2015				2014
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$519.1	$(1.3)	(f)	$517.8	$507.9	$0.1	(h)	$508.0
Operating expenses	182.9	(2.0)	(g)	180.9	193.9	(4.4)	(i)	189.5
Income tax expense	26.1	1.0	(c)	27.1	22.7	1.3	(c)	24.0
Net income(1)	60.2	2.3		62.5	53.3	3.0		56.3
Diluted EPS	0.94	0.04		0.98	0.83	0.05		0.88

Ratios:
Gross margin	35.6%	0.2%		35.8%	35.0%	—%		35.0%
Operating expenses as a % of revenue	22.7%	(0.3)%		22.4%	24.8%	(0.6)%		24.2%

[1] Net income attributable to Hillenbrand

P = Process Equipment Group; B = Batesville; C = Corporate
(a)	Restructuring ($0.1 P)
(b)	Restructuring ($0.4 P, $0.2 C), and business acquisition ($0.1 credit C)
(c)	Tax effect of adjustments
(d)	Restructuring ($0.1 P, $0.3 credit B)
(e)	Business acquisition and integration costs ($0.3 P, $0.8 C), restructuring ($1.2 C)
(f)	Restructuring ($1.2 B, $0.1 P)
(g)	Restructuring ($0.7 P, $0.6 C), litigation ($0.5 B), and business acquisition and integration ($0.1 C, $0.1 P)
(h)	Restructuring ($0.1 P, $0.2 credit B)
(i)	Business acquisition and integration costs ($1.0 P, $2.0 C), restructuring ($0.2 P, $1.2 C)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Adjusted EBITDA:
Process Equipment Group	$34.6	$26.0	$72.7	$52.7
Batesville	44.0	44.9	76.6	79.4
Corporate	(13.1)	(1.7)	(20.4)	(9.7)
Less:
Interest income	(0.4)	(0.1)	(0.7)	(0.3)
Interest expense	6.4	5.6	12.1	11.9
Income tax expense	14.3	13.7	26.1	22.7
Depreciation and amortization	13.4	14.7	28.4	29.0
Business acquisition and integration	(0.1)	1.1	0.2	3.0
Restructuring	0.7	0.9	1.4	1.2
Litigation	—	—	0.5	—
Consolidated net income	$31.2	$33.3	$60.9	$54.9

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

Intend	believe	plan	expect	may	goal	would
Become	pursue	estimate	will	forecast	continue	could
Targeted	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2015, filed with the Securities and Exchange Commission on May 11, 2015. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com